Exhibit 99.1

FOR IMMEDIATE RELEASE JUNE 4, 2015	For further information, contact: Susan J. Lewis, 954-389-3700 slewis@qsii.com

QUALITY SYSTEMS, INC. ANNOUNCES RETIREMENT OF PRESIDENT AND CHIEF EXECUTIVE OFFICER STEVEN T. PLOCHOCKI; NAMES RUSTY FRANTZ SUCCESSOR

IRVINE, Calif. ... June 4, 2015 ... Quality Systems, Inc. (NASDAQ: QSII) announced today that President and Chief Executive Officer Steven T. Plochocki, 63, will retire from the Company, effective June 30, 2015. Plochocki has served in this leadership role since 2008, and has been affiliated with Quality Systems since 2004 when he was elected a member of its board of directors.

Plochocki will serve out the remainder of his current term as director, but will not stand for reelection at the Company’s Annual Meeting of Shareholders, scheduled to be held August 11, 2015. Following his retirement, Plochocki will continue with the Company as a consultant for a four-month period to ensure a smooth transition.

Plochocki will be succeeded by Rusty Frantz, 48, who will join the company July 1, 2015. Both Plochocki and Frantz will be in attendance at the Company’s previously announced Investment Community Analyst Day to be held on Monday, June 8, 2015 in New York City.

Most recently, Frantz spent eight years serving in varying roles with increasing responsibility at CareFusion Corp., a San Diego-based global medical technology corporation serving the healthcare industry, providing products and services that assist hospitals in improving the safety and quality of care.

From 2011 until March 2015, when CareFusion was acquired by Becton, Dickinson and Company (BD), Frantz held the role of senior vice president and general manager, global dispensing division. During this time, he spearheaded a transformational medication management strategy across three global brands – Pyxis, Rowa and CareFusion Smartworks – which comprised $1 billion in global revenue. This was a key strategic driver in the acquisition of CareFusion by BD. Prior to heading the division, Frantz served as vice president of research and development of the Pyxis business unit, where he led the process to bring the highly successful Pyxis ES medication dispensing solution to market. He also served as general manager of Pyxis Perioperative Solutions, a leader in hospital and health system supply management solutions.

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Retirement of Steven T. Plochocki/Appointment of Rusty Frantz

Frantz also was chief technology officer and co-founder of OutPurchase, a provider of cloud-based procurement solutions and services. He began his career as one of the first employees at Omnicell, a leading supplier of comprehensive automation and business analytics software for patient-centric medication and supply management across the healthcare continuum.

Frantz holds a Bachelor of Science degree in engineering from the Maine Maritime Academy and a Master’s of Engineering from Stanford University.

Plochocki reflected on his tenure with the Company, stating: “For more than a decade, I have had the privilege of guiding Quality Systems during what is believed to be the most exciting time in the history of our nation’s healthcare system. I am fortunate to have worked alongside a talented team of professionals whose collaborative efforts enabled the Company to transition to a full-service healthcare information technology (HCIT) provider. The hard work of all our employees allowed Quality Systems to realize double-digit growth for fiscal 2015, which is a testament to their knowledge, hard work and dedication. And, over the past five years, we have grown this Company four-fold to reach the half-billion dollar revenue mark. While the industry keeps evolving through reform and new payment models, Quality Systems remains in a strong position as it continues to provide a broad range of products and services the healthcare community needs to be successful in competing in this new era of healthcare.”

Sheldon Razin, founder and chairman of the board, added: “The entire Quality Systems team, along with the Board, thanks Steve for his years of distinguished leadership and service. He has helped define and shape Quality Systems into the global HCIT leader it has become. Now, as we embark on our new fiscal year, we look forward to the direction Rusty will provide and the contributions he will make in his new role. Rusty’s extensive experience working with global healthcare entities will bode well for Quality Systems and the 85,000 providers we serve.”

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

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Retirement of Steven T. Plochocki/Appointment of Rusty Frantz

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2015, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; impact of internal and external privacy and security breaches; changing economic, political or regulatory influences in the health-care industry and changes to the regulatory framework applicable to our business; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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